Exhibit 4.41

Supplementary Agreement to the Exclusive Option Agreement

This Supplementary Agreement to the Exclusive Option Agreement (hereinafter referred to as the "Supplementary Agreement") is made and entered into by and between the following Parties on December 10, 2020 in Shanghai:

Party A: Shanghai Edge Connect Technology Co., Ltd.

Registered Address: Room 2207A, 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Party B: Shanghai Rongyan Yunqi Technology Co., Ltd.

Registered Address: Room 2207A, 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd.

Registered Address: Room 2207A, 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

In this Supplementary Agreement, Party A, Party B and Party C are hereinafter individually referred to as a "Party" and collectively referred to as the "Parties".

With respect to the Exclusive Option Agreement signed by the Parties on December 10, 2020 (the "Original Agreement"), the Parties enter into the following supplementary agreement:

1.	Supplementary Provisions

Article 1.3 of the Original Agreement is as follows:

The purchase price of the Purchased Equity (the "Equity Purchase Price") shall be the lowest price permitted by Chinese laws and administrative regulations, except where evaluation is required by relevant laws and regulations.

Now it is amended as follows:

Except as required by Chinese laws and administrative regulations (whether expressed or implied), when Party A exercises the exclusive option with respect to the Purchased Equity in accordance with the provisions of the Original Agreement and this Agreement, the purchase price of the Purchased Equity (the "Equity Purchase Price") shall be RMB 1. If the Equity Purchase Price is not RMB 1 according to the requirements of laws and administrative regulations, Party B agrees to return the Equity Purchase Price to Party A or its designated person through legal means according to the specific instructions of Party A upon receipt of the Equity Purchase Price.

2.	Miscellaneous
2.1

This Supplementary Agreement is a supplementary agreement to the Original Agreement. If this Supplementary Agreement has other provisions, the provisions of this Supplementary Agreement shall apply; if this Supplementary Agreement does not have relevant provisions, the provisions of the Original Agreement shall apply.

2.2	This Supplementary Agreement shall come into force as of the date of execution by the Parties.
2.3	This Supplementary Agreement shall not be revised, amended or supplemented unless a written agreement is signed by the Parties.
2.4	This Supplementary Agreement is written in Chinese and is made in triplicate.

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(This page contains no text as the signature page of the Supplementary Agreement to the Exclusive Option Agreement)

Party A:

Shanghai Edge Connect Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Lu Lang

Party B:

Shanghai Rongyan Yunqi Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Yang Haifeng

Party C:

Shanghai Zhiyan Yunwei Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Lu Lang